Exhibit 10.2

THIS CONVERTIBLE NOTE AND THE SHARES OF COMMON STOCK ISSUABLE UPON CONVERSION OF THIS NOTE HAVE NOT BEEN REGISTERED WITH THE SECURITIES AND EXCHANGE COMMISSION NOR THE SECURITIES COMMISSION OF ANY STATE IN RELIANCE UPON AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), AND, ACCORDINGLY, MAY NOT BE OFFERED OR SOLD EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OR PURSUANT TO AN AVAILABLE EXEMPTION FROM, OR IN A TRANSACTION NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND IN ACCORDANCE WITH APPLICABLE STATE SECURITIES LAWS.

No. [2012-__]	Principal Amount $________

Issue Date: _______,
2012

SERIES A SENIOR SECURED 10% CONVERTIBLE PROMISSORY NOTE
DUE  ____, 2015 [36 months from the Issue Date]

THIS SERIES A SENIOR SECURED 10% CONVERTIBLE PROMISSORY NOTE (the “Convertible Note”) is one of a duly authorized issue of securities of OMNI BIO PHARMACEUTICAL, INC., a Colorado corporation, (the “Company”), designated as its Series A Senior Secured 10% Convertible Promissory Notes (the “Convertible Notes”) due on _________, 2015 [36 months from the Issue Date] (the “Maturity Date”), in an aggregate principal amount of up to $2.0 million plus accrued but unpaid interest.

FOR VALUE RECEIVED, the Company promises to pay to [Name and address], the registered holder hereof (the "Holder"), the principal sum of and 00/100 Dollars ($_______) and to pay interest on the principal sum outstanding (the “Principal”) from time to time in arrears at the rate of 10% per annum, accruing from__________, 2012 (“Issue Date”) and payable in accordance with Section 4 hereof.  Accrual of interest shall commence on the Issue Date and shall continue to accrue until payment in full of the Principal has been made or duly provided for.

The Company shall pay Principal and accrued interest related thereto on or before the Maturity Date.

This Convertible Note is being issued pursuant to the terms of a Subscription Agreement (the “Subscription Agreement”), to which the Company and the Holder (or the Holder’s predecessor in interest) are parties.  Capitalized terms not otherwise defined herein shall have the meanings ascribed to them in the Subscription Agreement.

Section 1.   Definitions:

“Accrued Interest” means interest accrued, but unpaid, on the Principal beginning with the Issue Date through the earlier of the Conversion Date or Maturity Date.

“Business Day” means any day except Saturday, Sunday and any day which shall be a legal holiday or a day on which banking institutions in the State of Colorado are authorized or required by law or other government action to close.

“Common Stock” means the common stock of Omni Bio Pharmaceutical, Inc.

“Company” means Omni Bio Pharmaceutical, Inc., a Colorado corporation.

“Conversion Amount” means the total of unpaid Principal and Accrued Interest at the date such amount is determined.

“Conversion Date” means the date on which notice of conversion is effective and shall be deemed to be the date on which the Company receives both the Original Convertible Note and the Notice of Conversion either by U.S mail, or other mail courier.

“Conversion Price”  means $1.00 per share; provided, however, that in the event that the Company consummates certain financings or series of financings of equity securities within 18 months from the Initial Closing Date in the aggregate gross amount of more than $1.0 million (the “Financing”) at a price per share or price per share equivalent of less than the Conversion Price per share (the “Lower Price”), then the Conversion Price shall automatically be adjusted to the Lower Price.  The Financing excludes any financing raised from the exercise of the Company’s currently outstanding investor warrants that were sold on March 31, 2009, which are exercisable at $0.50 per share, any sale of the assets of the Company or the issuance of securities to employees and directors of the Company as equity compensation.

“Conversion Shares”  means the shares of the Company’s common stock issued or issuable upon conversion of the Convertible Notes.

“Convertible Notes” means the Series A Senior Secured 10% Promissory Notes, or any of them, as the context may require.

“Holder” means any Person who is a registered holder of this Convertible Note as listed in the books of the Company.

“Initial Closing Date” means the date defined in the first paragraph of this Convertible Note.

“Issue Date” shall mean the date that funds are received by the Company related to this Convertible Note.

“Majority of the Holders” means the majority vote by the aggregate Principal of the Holders of all of the Convertible Notes.

“Material Adverse Effect” means a material adverse effect upon the business, operations, properties, assets or condition (financial or otherwise) of the Company taken as a whole.

“Maturity Date” means the date defined in the first paragraph or (if earlier) the date of any prepayment or acceleration.

“Notice of Conversion” – See Exhibit A.

“Original Convertible Note” means the originally manually executed by the Company Convertible Note.

“Paid in Kind” means Accrued Interest paid in shares of the Company’s common stock.

“Person” means a corporation, an association, a partnership, organization, a business, an individual, a government or political subdivision thereof or a governmental agency.

“Trading Day” means a day in which the market on which shares of the Company’s common stock are principally traded is open for trading, whether or not any shares of the Company’s common stock are actually traded on that day.

Section 2.   Collateral and Pari Passu.

(a)           This Convertible Note is one of a series of Convertible Notes known as the Senior Secured 10% Convertible Promissory Notes in an aggregate principal amount of up to $2.0 million.  Upon liquidation of the Company, this Convertible Note will be treated in pari passu with all other Convertible Notes.

(b)           The repayment of this Convertible Note is secured by a pari passu security interest in up to 180,000 shares of common stock of BioMimetix Pharmaceutical, Inc. (“BioMimetix Stock” or “Collateral”) owned by the Company as set forth in the Pledge and Security Agreement (“Pledge Agreement”), dated as of May 9, 2012 (the “Pledge Agreement”), between the Company and [“To be determined”], as collateral agent for the ratable benefit of each of the holders of the Convertible Notes.

(c)           Holder will be collateralized with an amount of shares of the BioMimetix Stock based on the Principal of the Convertible Note calculated as follows:  (a) the Principal amount multiplied by (b) 0.09.

Section 3.  No Sale or Transfer.  This Convertible Note may not be sold, transferred, assigned, hypothecated or divided into two or more Convertible Notes of smaller denominations except to the extent such sale, transfer, assignment, hypothecation or division is in compliance with federal and applicable state securities laws, the compliance with which must be established to the reasonable satisfaction of the Company.

Section 4.   Provisions Regarding Payment of Principal and Interest.  Interest will be paid at an annual rate of 10% of the Principal of the Convertible Note to the Holder on the earlier of the Conversion Date or Maturity Date.  Any Principal will be paid in cash when due.  Accrued Interest may be paid in cash or Paid in Kind at the rate of $1.00 per share, or a combination of both, in the sole discretion of the Company.

Section 5.   Defaults and Remedies

(a)
“Event of Default” wherever used herein, means any one of the following events (whatever the reason and whether it shall be voluntary or involuntary or effected by operation of law or pursuant to any judgment, decree or order of any court, or any order, rule or regulation of any administrative or governmental body):

(i)         Any default in the payment of the Principal or Accrued Interest on this Convertible Note as and when the same shall become due and payable, (whether on the Conversion Date or Maturity Date or by acceleration or otherwise) and such payment shall not have been made within thirty (30) days of the Company’s receipt of written notice from Holder of such failure to pay;

(ii)        The Company shall fail to observe or perform any other covenant, agreement or warranty contained in, or otherwise commit any material breach of, this Convertible Note or the Pledge Agreement, and such failure or material breach shall not have been remedied within thirty (30) days of the Company’s receipt of written notice from Holder of such failure or material breach;

(iii)       The Company shall commence a voluntary case under the United States Bankruptcy Code or insolvency laws as now or hereafter in effect or any successor thereto (the “Bankruptcy Code”); or an involuntary case is commenced against the Company under the Bankruptcy Code and the petition is not controverted within 30 days, or is not dismissed within 60 days, after commencement of such involuntary case; or a “custodian” (as defined in the Bankruptcy Code) is appointed for, or takes charge of, all or any substantial part of the property of the Company or the Company commences any other proceeding under any reorganization, arrangement, adjustment of debt, relief of debtors, dissolution, insolvency or liquidation or similar law of any jurisdiction whether now or hereafter in effect relating to the Company or there is commenced against the Company any such proceeding which remains undismissed for a period of 60 days; or the Company is adjudicated insolvent or bankrupt; or any order of relief or other order approving any such case or proceeding is entered; or the Company suffers any appointment of any custodian or the like for it or any substantial part of its property which continues undischarged or unstayed for a period of 60 days; or the Company makes a general assignment for the benefit of creditors; or the Company shall fail to pay, or shall state that it is unable to pay its debts generally as they become due; or the Company shall call a meeting of all of its creditors with a view to arranging a composition or adjustment of its debts; or the Company shall by any act or failure to act indicate its consent to, approval of or acquiescence in any of the foregoing; or any corporate or other action is taken by the Company for the purpose of effecting any of the foregoing;

(iv)       The Company’s Board of Directors adopts a resolution approving the liquidation or winding-up of the Company or the Board otherwise concludes that the Company is unable to continue as a going concern.

(b)           Remedies.  A Majority of the Holders may declare a default under Section 5(a) upon not less than 30 days’ written notice to the Company.  If the Company fails to cure an Event of Default within such period , then the Principal and Accrued Interest shall accrue interest at the rate of eighteen (18%) per annum, (“Default Accrued Interest”) and a Majority of the Holders may:

(i)         Declare all amounts due under the Convertible Notes immediately due and owing and exercise all rights with respect thereto under the Pledge Agreement or

(ii)        Convert all of the Convertible Notes into common stock of the Company; or

Section 6.    Prepayment.  The Company may prepay this Convertible Note in whole or in part, including any Accrued Interest, at any time prior to the Maturity Date upon not less than 20 days’ written notice to the Holder (the “Prepayment Period”). During the Prepayment Period the Holder may convert the Conversion Amount pursuant to the provisions of Section 7.

Section 7.   Conversion.

(a)          Voluntary Conversion.  At any time before the Maturity Date, upon written notice to the Company, the Holder may convert the Conversion Amount or any portion hereof into shares of the Company’s common stock by dividing the Conversion Amount by the Conversion Price.

(b)          Manner of Conversion.

(i)         Voluntary conversion provided for in paragraph 7(a) above shall be effected by delivering the Original Convertible Note and a Notice of Conversion annexed hereto as Exhibit A to the Company as provided in this paragraph.  The Notice of Conversion shall be executed by the Holder of this Convertible Note and shall evidence such Holder's intention to convert this Convertible Note or a specified portion hereof in the form annexed hereto as Exhibit A.  U.S. mail or courier delivery shall be accepted by the Company at 5350 S. Roslyn Street, Suite 430, Greenwood Village, CO 80111. Any Accrued Interest will be calculated as of the Conversion Date and the calculated equivalent shares related thereto will be added to the calculated equivalent shares of the Principal amount in determining the Conversion Shares.  No fractional shares of Common Stock or scrip representing fractions of shares will be issued on conversion, but the Conversion Shares shall be rounded to the nearest whole share.  The Company will confirm the Conversion Date, Conversion Price and the amount of Conversion Shares on the Notice of Conversion and promptly send the Notice of Conversion to the Holder either by facsimile, email, U.S. mail or courier.

(ii)          Upon a conversion of all of the Principal and Accrued Interest through the Conversion Date, the Convertible Note will be deemed to be cancelled.  If a portion of the Principal amount of the Convertible Note is converted (“Partial Conversion”), the Convertible Note will be cancelled and a new Convertible Note will be issued to the Holder for the amount of Principal not converted (“New Convertible Note”).  Any Accrued Interest on the Principal amount of the New Convertible Note will commence as of the Conversion Date. Under a Partial Conversion, the Conversion Shares will be computed as the amount of Principal converted plus all Accrued Interest as of the Conversion Date.

(c)           Nature of Common Stock Issued.

When issued upon conversion of the Convertible Notes, the Conversion Shares will be legally and validly issued, fully-paid and non-assessable.

(ii)         No later than five (5) Trading Days after a conversion has been effected, and subject to the Holder having returned the Convertible Note to the Company for cancellation, the Company’s stock transfer agent will deliver to the Holder a certificate or certificates representing the Conversion Shares issuable by reason of such conversion in such name or names and such denomination or denominations as the Holder has specified. Stock certificates representing Common Stock issuable upon conversion will be delivered to the Holder by the Company’s stock transfer agent at the address specified in the Notice of Conversion (which may be the Holder’s address for notices as contemplated by the Subscription Agreement or a different address). The Company represents that said stock certificates will be issued and mailed to the Holder within five (5) business days thereafter.

(iii)         The issuance of certificates for shares of Conversion Shares will be made without charge to the Holder.

(d)
Conversion Price Dilution Adjustment.  In order to prevent dilution of the conversion rights granted under this Section, the Conversion Price will be subject to adjustment from time to time pursuant to this Section 7(d).

(i)          If the Company at any time subdivides (by any stock split, stock dividend or otherwise) its outstanding shares of Common Stock into a greater number of shares, the Conversion Price in effect immediately prior to such subdivision will be proportionately reduced, and if the Company at any time combines (by reverse stock split or otherwise) its outstanding shares of Common Stock into a smaller number of shares, the Conversion Price in effect immediately prior to such combination will be proportionately increased.

(ii)          In the event of a judicial or non-judicial dissolution of the Company, the conversion rights and privileges of the Holder shall terminate on a date, as fixed by the Board of Directors of the Company, not more than 45 days and not less than 30 days before the date of such dissolution. The reference to shares of Common Stock herein shall be deemed to include shares of any class into which said shares of Common Stock may be changed.

(iii)
Adjustment for Dividends.  In the event the Company shall make or issue, or shall have issued, or shall fix a record date for the determination of holders of Common Stock entitled to receive a dividend or the distribution (other than a distribution otherwise provided for herein) payable in (a) securities of the Company other than shares of Common Stock or (b) assets (including cash paid or payable out of capital or capital surplus or surplus created as a result of a revaluation of property, but excluding the cumulative dividends payable with respect to an authorized series of Preferred Stock), then and in each such event provision shall be made so that the Holders of Convertible Notes shall receive upon conversion thereof in addition to the number of shares of Common Stock receivable thereupon, the number of securities or such other assets of the Company which they would have received had their Convertible Notes been converted into Common Stock on the date of such event and had they thereafter, during the period from the date of such event to and including the conversion date, retained such securities or such other assets receivable by them as aforesaid during such period, giving application to all adjustments called for during such period under this paragraph  with respect to Holders.

(iv)          Adjustment for Capital Reorganization or Reclassification.  If the Common Stock issuable upon the conversion of the Convertible Notes shall be changed into the same or different number of shares of any class or classes of stock, whether by capital reorganization, reclassification or otherwise then and in each such event the Holder shall have the right thereafter to convert such Convertible Notes and receive the kind an amount of shares of stock and other securities and property receivable upon such reorganization, reclassification or other change by Holders of the number of shares of Common Stock into which such Convertible Note might have been converted immediately prior to such reorganization, reclassification or change, all subject to further adjustment as provided herein.

(v)          Adjustment of Number of Shares.  In the case the Company shall at any time issue Common Stock or convertible securities by way of dividend or other distribution on any stock of the Company or subdivide or combine the outstanding shares of Common Stock, the Conversion Price shall be proportionately decreased in the case of such issuance (on the day following the date fixed for determining shareholders entitled to receive such dividend or other distribution) or decreased in the case of such subdivision or increased in the case of such combination (on the date that such subdivision or combination shall become effective).

(vi)          No Adjustment for Small Amounts.  Anything in this paragraph to the contrary notwithstanding, the Company shall not be required to give effect to any adjustment in the Conversion Price unless and until the net effect of one or more adjustments, determined as above provided, shall have required a change of the Conversion Price by at least one cent, but when the cumulative net effect of more than one adjustment so determined shall be to change the Conversion Price by at least one cent, such change in the Conversion Price shall thereupon be given effect.

Section 8.       No Impairment.  Except as expressly provided herein, no provision of this Convertible Note shall alter or impair the obligation of the Company, which is absolute and unconditional, to pay the Principal  and Accrued Interest on, this Convertible Note at the time, place, and rate, and in the coin or currency, herein prescribed.  This Convertible Note is a direct obligation of the Company.

Section 9.       No Rights as a Stockholder.  This Convertible Note shall not entitle the Holder to any of the rights of a stockholder of the Company, including without limitation, the right to vote, to receive dividends and other distributions, or to receive any notice of, or to attend, meetings of stockholders or any other proceedings.

Section 10.       No recourse shall be had for the payment of the Principal of, or the Accrued Interest on, this Convertible Note, or for any claim based hereon, or otherwise in respect hereof, against any incorporator, shareholder, officer or director, as such, past, present or future, of the Company or any successor corporation, whether by virtue of any constitution, statute or rule of law, or by the enforcement of any assessment or penalty or otherwise, all such liability being, by the acceptance hereof and as part of the consideration for the issue hereof, expressly waived and released.

Section 11.       All payments contemplated hereby to be made “in cash” shall be made in immediately available good funds of United States of America currency by wire transfer to an account designated in writing by the Holder to the Company (which account may be changed by notice similarly given).  All payments of cash and each delivery of shares of Common Stock issuable to the Holder as contemplated hereby shall be made to the Holder at the address last appearing on the Convertible Note Register of the Company as designated in writing by the Holder from time to time; except that the Holder can designate, by notice to the Company, a different delivery address for any one or more specific payments or deliveries.

Section 12.             The Holder, by acceptance hereof, agrees that this Convertible Note is being acquired for investment and that such Holder will not offer, sell or otherwise dispose of this Convertible Note or the shares of Common Stock issuable upon conversion thereof except under circumstances which will not result in a violation of the Securities and Exchange Act of 1933, as amended (the “Securities Act”) or any applicable state Blue Sky or foreign laws or similar laws relating to the sale of securities.

Section 13.             The Company shall be entitled to withhold from all payments of Principal of, and Accrued Interest on, this Convertible Note any amounts required to be withheld under the applicable provisions of the United States income tax laws or other applicable laws at the time of such payments, and Holder shall execute and deliver all required documentation in connection therewith.

Section 14.             This Convertible Note has been issued subject to investment representations of the original purchaser hereof and may be transferred or exchanged only in compliance with the Securities Act and other applicable state and foreign securities laws and the terms of the Subscription Agreement.

Section 15.             Mutilated, Lost or Stolen Convertible Notes.  If this Convertible Note shall be mutilated, lost, stolen or destroyed, the Company shall execute and deliver, in exchange and substitution for and upon cancellation of a mutilated Convertible Note, or in lieu of or in substitution for a lost, stolen or destroyed Convertible Note, a new Convertible Note for the Principal amount of this Convertible Note so mutilated, lost, stolen or destroyed but only upon receipt of evidence of such loss, theft or destruction of such Convertible Note, and of the ownership hereof, and adequate indemnity, if requested, all reasonably satisfactory to the Company.

Section 16.             Governing Law.  This Convertible Note shall be governed by and construed in accordance with the laws of the State of Colorado.  Each of the parties consents to the exclusive jurisdiction of the federal courts whose districts encompass any part of Arapahoe County, Colorado, or the state courts of the State of Colorado sitting in Arapahoe County, Colorado in connection with any dispute arising under the Convertible Note or the Subscription Agreement and hereby waives, to the maximum extent permitted by law, any objection, including any objection based on forum non coveniens, to the bringing of any such proceeding in such jurisdictions. To the extent determined by such court, the Company shall reimburse the Holder for any reasonable legal fees and disbursements incurred by the Holder in enforcement of or protection of any of its rights under this Convertible Note.

Section 17.             Waiver of Jury Trial; No Other Waivers.    The Company and the Holder hereby waive the right to a trial by jury in any action, proceeding or counterclaim in respect of any matter arising out or in connection with this Convertible Note.  Any waiver by the Company or the Holder of a breach of any provision of this Convertible Note shall not operate as or be construed to be a waiver of any other breach of such provision or of any breach of any other provision of this Convertible Note.  The failure of the Company or the Holder to insist upon strict adherence to any term of this Convertible Note on one or more occasions shall not be considered a waiver or deprive that party of the right thereafter to insist upon strict adherence to that term or any other term of this Convertible Note.  Any waiver must be in writing.

Section 18.             Severability. If any provision of this Convertible Note is invalid, illegal or unenforceable, the balance of this Convertible Note shall remain in effect, and if any provision is inapplicable to any Person or circumstance, it shall nevertheless remain applicable to all other Persons and circumstances.

Section 19.             Obligations Due on a Business Day.  Whenever any payment or other obligation hereunder shall be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day (or, if such next succeeding Business Day falls in the next calendar month, the preceding Business Day in the appropriate calendar month).

Section 20.             Market Standoff Agreement. The Holder shall not sell, dispose of, transfer, make any short sale of, grant any option for the purchase of, or enter into any hedging or similar transaction with the same economic effect as a sale, any Common Stock (or other securities) of the Company held by the Holder, for a period of time specified by the managing underwriter(s) or placement agent(s), as applicable (not to exceed one hundred eighty (180) days) following the effective date of a primary underwritten public offering by the Company of any Common Stock (or other securities) or private placement by the Company of any Common Stock (or other securities).  Holder agrees to execute and deliver such other agreements as may be reasonably requested by the Company and/or the managing underwriter(s) or placement agent(s) which are consistent with the foregoing or which are necessary to give further effect thereto.  In order to enforce the foregoing covenant, the Company may impose stop-transfer instructions with respect to such Common Stock (or other securities) until the end of such period.  The underwriters or placement agents of the Company’s securities are intended third party beneficiaries of this Section 20 and shall have the right, power and authority to enforce the provisions hereof as though they were a party hereto.

IN WITNESS WHEREOF, the Company has caused this instrument to be duly executed by an officer duly authorized for such purpose, as of the date first above indicated.

OMNI BIO PHARMACEUTICAL, INC.

By:
      Robert Ogden, Chief Financial Officer

EXHIBIT A

NOTICE OF CONVERSION

The undersigned hereby irrevocably elects to convert $                         Principal amount of the Convertible Note and $                         in Accrued Interest due under the Convertible Note into shares of common stock, par value $.001 per share (“Common Stock”), of Omni Bio Pharmaceutical, Inc., a Colorado corporation (the “Company”) according to the conditions of the Series A Secured Convertible Promissory Note of the Company, as of the date written below.  If securities are to be issued in the name of a person other than the undersigned, the undersigned will pay all transfer taxes payable with respect thereto and is delivering herewith such certificates. No fee will be charged to the Holder for any conversion, except for transfer taxes, if any.  The Original Note is delivered herewith.

Please provide the Principal amount, name, address, tax ID number and signature and mail back to the Company at 5350 S. Roslyn Street, Suite 430, Greenwood Village, CO  80123, Attn: Robert Ogden. The Company will complete the Accrued Interest amount, Date of Conversion, Applicable Conversion Price and Conversion Shares. The Company shall request from its stock transfer agent that a Common Stock certificate be issued to the Holder for the amount of Conversion Shares. The Company’s stock transfer agent shall, at its discretion, issue and mail Common Stock certificates no later than five (5) business days following the Conversion Date.

The undersigned represents and warrants that all offers and sales by the undersigned of the securities issuable to the undersigned upon conversion of the Note shall be made pursuant to registration of the securities under the Securities Act of 1933, as amended (the “Securities Act”), or pursuant to an exemption from registration under the Securities Act.

Date of Conversion:

Applicable Conversion Price:

Conversion Shares:

Signature:

Name:

Address:

Tax ID Number: